Exhibit 99.1

Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

(651) 787-1068

NEWS RELEASE

January 22, 2009

DELUXE REPORTS FOURTH QUARTER 2008 RESULTS

•	EPS of $0.60 from continuing operations; $0.68 without restructuring and impairment charge

•	Provides 2009 outlook

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported fourth quarter diluted earnings per share (EPS) of $0.55 on net income of $27.9 million, which included a diluted loss per share from discontinued operations of $0.05 related to the Company’s decision to sell its Russell and Miller retail packaging and signage business. EPS for the fourth quarter of 2007 was $0.77 on net income of $40.2 million. Results from continuing operations for the 2008 quarter include restructuring related costs of $6.2 million associated with the Company’s previously announced restructuring actions and charges from actions initiated primarily to close an additional three fulfillment sites and implement further consolidation in the sales and marketing organization. Also included is an asset impairment charge of $0.3 million.

“The difficult economy created unprecedented challenges for our business,” said Lee Schram, CEO of Deluxe. “Despite these challenges, our focus on our cost structure enabled us to meet our previous adjusted EPS outlook and increase our cost reduction program to $300 million through 2010. Our cash flow results remained strong during the quarter, allowing us to reduce our credit facility borrowings by nearly 30 percent. At the same time, we made good progress integrating our recent acquisitions and investing in our future.”

Fourth Quarter Performance
Revenue from continuing operations for the quarter was $364.9 million compared to $409.8 million during the fourth quarter of 2007. Small Business Services revenue was $28.5 million lower than the previous year driven primarily by continued economic softness. Financial Services revenue was down $10.6 million from the previous year due to lower order volume and slightly lower revenue per order, while Direct Checks revenue decreased $5.8 million due to lower order volume. Revenue of $3.0 million and $4.3 million from the Russell and Miller business has been reported as discontinued operations in the 2008 and 2007 quarters, respectively.

Gross margin was 62.6 percent of revenue compared to 63.9 percent in 2007. The restructuring related costs reduced our gross margin by 0.7 percentage points in the fourth quarter of 2008. Lower revenue per order in Financial Services also reduced gross margin.

Selling, general and administrative (SG&A) expense decreased $23.5 million in the quarter compared to 2007. The decrease was driven by benefits from cost reduction initiatives and lower performance-based compensation. As a percent of revenue, SG&A decreased to 45.1 percent from 45.9 percent in 2007.

Operating income was $60.4 million compared to $71.1 million in the fourth quarter of 2007. Operating income was 16.6 percent of revenue compared to 17.3 percent in the prior year. The restructuring related costs reduced operating income by 1.7 percentage points of revenue in the current quarter. Benefits from cost reduction initiatives and lower performance-based compensation partly offset the impact of the revenue decline.

Net income decreased $12.3 million and diluted EPS decreased $0.22, driven by lower operating income, a higher loss from discontinued operations and a higher effective tax rate. The 2008 loss from discontinued operations included a $3.4 million pre-tax charge related to writing down the Russell and Miller net assets to their estimated fair value. The 2007 tax rate was favorable due to higher discrete tax benefits.

Fourth Quarter Performance by Business Segment
Small Business Services revenue was $218.7 million versus $247.2 million in 2007. The decline was due primarily to soft economic conditions, especially in discretionary products such as holiday cards, apparel and other promotional products, and a $3.8 million reduction attributable to an unfavorable Canadian exchange rate. These reductions were partially offset by contributions from the Hostopia acquisition and fraud protection services. Operating income decreased to $27.1 million, from $37.8 million in 2007. The quarter’s results include $3.7 million of restructuring related costs.

Financial Services revenue was $102.3 million compared to $112.9 million in 2007. Revenue per order was down slightly as continued competitive pricing was partially offset by an October price increase. Fourth quarter order volume was down 7.2% compared to last year due to lower check writing and turmoil in the financial services industry. Operating income in 2008 increased to $20.6 million from $18.7 million in 2007, as cost reduction initiatives and lower performance-based compensation more than offset the impact of revenue declines and $1.1 million of restructuring related costs.

Direct Checks revenue was $43.9 million compared to $49.7 million in 2007. Fourth quarter order volume was down due to the continued decline in check usage and advertising response rates. Operating income was $12.7 million compared to $14.6 million in 2007. The quarter’s results include $1.7 million of restructuring costs.

Full Year Operating Cash Flow Performance
Cash provided by operating activities for 2008 totaled $198.5 million, a decrease of $46.6 million compared to last year. The reduction in 2008 primarily relates to lower earnings and higher payments in the first quarter of 2008 for 2007-related incentive compensation, partially offset by lower income tax payments and benefits from working capital initiatives.

Business Outlook
The Company stated that for the first quarter of 2009, revenue is expected to be between $335 million and $350 million, and diluted EPS is expected to be between $0.38 and $0.46, which does not include an estimated $0.03 of restructuring related costs. For the full year, revenue is expected to be between $1.3 billion and $1.4 billion, and diluted EPS is expected to be between $1.95 and $2.35, which does not include an estimated $0.04 of restructuring related costs. The Company also stated that it expects operating cash flow to be between $175 million and $200 million in 2009 and capital expenditures to be approximately $40 million. The 2009 outlook does not include the Russell and Miller business, which reported revenue of $14.4 million in 2008.

“We are taking a cautious view on our outlook for 2009,” Schram stated. “On the high end, we have assumed that economic trends do not improve throughout 2009 and that we benefit only a modest amount from our revenue initiatives. On the low end of our range, our estimates assume a considerable further deterioration in the economy throughout the year. Our focus for the year will be on leveraging new revenue streams from our recent acquisitions and e-commerce initiatives. We are also continuing to drive improvements in our cost structure which we believe better positions us to deliver increasingly better margins once the economy does begin to recover.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of 25 cents per share on all outstanding shares of the Company. The dividend will be payable on March 2, 2009 to shareholders of record at the close of business on February 16, 2009. The Company had 51,170,358 shares outstanding as of January 19, 2009.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the financial results. All interested persons may listen to the call by dialing 1-800-798-2801 (access code 13356550). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on February 2nd by calling 1-888-286-8010 (access code 82005908). The presentation will be archived on Deluxe’s Web site.

About Deluxe Corporation
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses the Internet, direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: marketing, Web and design services, personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit http://www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the impact that a further deterioration or prolonged softness in the economy may have on demand for the Company’s products and services; further declines in the Company’s market capitalization which could trigger additional non-cash asset impairment charges; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the Company’s revenues and gross margins; risks that the Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that the Company’s cost reduction initiatives will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services, including new e-commerce, customer loyalty and business services, and the failure of such new products and services to deliver the expected revenues and other financial targets; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2007, as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The tables below are provided to assist in understanding the comparability of the Company’s results of operations for the quarter ended December 31, 2008 and our outlook for 2009. The Company’s management believes that earnings per share, excluding the restructuring and related costs and asset impairment charges in each period, is a useful non-GAAP financial measure because the unusual items during 2008 impacted reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

Earnings per share (EPS) excluding restructuring and related costs and asset impairment charges reconciles to reported earnings per share as follows:

			Outlook
	Fourth Quarter 2008	First Quarter 2009	Total Year 2009
Adjusted EPS from continuing
operations	$0.68	$0.38to$0.46	$1.95to$2.35
Restructuring and related costs and asset impairment charges	(0.08)	(0.03)	(0.04)
Reported EPS from continuing
operations	$0.60	$0.35to$0.43	$1.91to$2.31

The Company’s previously reported EPS outlook compares to our reported operating results as follows:

Fourth Quarter
2008
Actual EPS outlook provided on October 23, 2008	$0.64to$0.74
Restructuring and related costs	0.03
Adjusted EPS outlook provided on October 23, 2008	$0.67to$0.77
Reclassification of loss to discontinued operations	0.01
Outlook provided on October 23, 2008 for EPS from continuing operations	$0.68to$0.78

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended December 31,
	2008		2007
Revenue	$364.9		$409.8
Restructuring charges	1.8	0.5%	—	—
Cost of goods sold	134.5	36.9%	147.9	36.1%

Gross profit	228.6	62.6%	261.9	63.9%
Selling, general and administrative expense	164.6	45.1%	188.1	45.9%
Restructuring and asset impairment charges	3.6	1.0%	2.7	0.7%

Operating income	60.4	16.6%	71.1	17.3%
Interest expense	(12.5)	(3.4%)	(13.1)	(3.2%)
Other income	0.2	0.1%	0.9	0.2%

Income before income taxes	48.1	13.2%	58.9	14.4%
Income tax provision	17.5	4.8%	18.2	4.4%

Income from continuing operations	30.6	8.4%	40.7	9.9%
Net loss from discontinued operations	(2.7)	(0.7%)	(0.5)	(0.1%)

Net income	$27.9	7.6%	$40.2	9.8%

Weighted average dilutive shares outstanding	51.2		52.1
Diluted earnings (loss) per share:
Continuing operations	$0.60		$0.78
Discontinued operations	$(0.05)		$(0.01)
Net income	$0.55		$0.77
Continuing operations:
Capital expenditures	$9.9		$14.7
Depreciation and amortization expense	$17.1		$16.3
Number of employees-end of period	7,172		7,910
Non-GAAP financial measure — EBITDA(1)	$77.7		$88.3

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from income from continuing operations as follows:

	Quarter Ended Dec. 31,
	2008	2007
EBITDA	$77.7	$88.3
Income tax provision	(17.5)	(18.2)
Interest expense	(12.5)	(13.1)
Depreciation and amortization expense	(17.1)	(16.3)

Income from continuing operations	$30.6	$40.7

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2008		2007
Revenue	$1,468.7		$1,588.9
Restructuring charges (reversals)	14.9	1.0%	(0.4)	—
Cost of goods sold	551.7	37.6%	575.0	36.2%

Gross profit	902.1	61.4%	1,014.3	63.8%
Selling, general and administrative expense	671.0	45.7%	743.5	46.8%
Restructuring and asset impairment charges	23.3	1.6%	4.7	0.3%
Net gain on sale of facility and product line	(1.4)	(0.1%)	(3.8)	(0.2%)

Operating income	209.2	14.2%	269.9	17.0%
Interest expense	(50.4)	(3.4%)	(55.3)	(3.5%)
Other income	1.4	0.1%	5.4	0.3%

Income before income taxes	160.2	10.9%	220.0	13.8%
Income tax provision	54.3	3.7%	74.9	4.7%

Income from continuing operations	105.9	7.2%	145.1	9.1%
Net loss from discontinued operations	(4.3)	(0.3%)	(1.6)	(0.1%)

Net income	$101.6	6.9%	$143.5	9.0%

Weighted average dilutive shares outstanding	51.4		51.9
Diluted earnings (loss) per share:
Continuing operations	$2.05		$2.79
Discontinued operations	$(0.08)		$(0.03)
Net income	$1.97		$2.76
Continuing operations:
Capital expenditures	$31.9		$32.3
Depreciation and amortization expense	$64.0		$67.6
Number of employees-end of period	7,172		7,910
Non-GAAP financial measure — EBITDA(1)	$274.6		$342.9

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisitions of New England Business Service, Inc. (NEBS) in June 2004 and Hostopia.com Inc. in August 2008. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from income from continuing operations as follows:

	Year Ended Dec. 31,
	2008	2007
EBITDA	$274.6	$342.9
Income tax provision	(54.3)	(74.9)
Interest expense	(50.4)	(55.3)
Depreciation and amortization expense	(64.0)	(67.6)

Income from continuing operations	$105.9	$145.1

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$15.6	$21.6
Other current assets	151.5	170.3
Property, plant & equipment-net	128.1	138.9
Intangibles-net	151.8	148.3
Goodwill	654.5	584.9
Other non-current assets	116.6	146.8

Total assets	$1,218.1	$1,210.8

Short-term debt & current portion of long-term debt	$79.4	$69.0
Other current liabilities	204.2	228.6
Long-term debt	773.9	775.1
Deferred income taxes	8.6	10.2
Other non-current liabilities	98.9	86.8
Shareholders’ equity	53.1	41.1

Total liabilities & shareholders’ equity	$1,218.1	$1,210.8

Shares outstanding	51.1	51.9

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2008	2007
Cash provided (used by):
Operating activities:
Net income	$101.6	$143.5
Depreciation and amortization of intangibles	64.0	67.6
Asset impairment charges	9.9	—
Contract acquisition payments	(9.0)	(14.2)
Other	32.0	48.2

Total operating activities	198.5	245.1

Investing activities:
Purchases of capital assets	(31.9)	(32.3)
Payments for acquisitions	(104.9)	(2.3)
Proceeds from sale of facility and product line	4.2	19.2
Other	(3.2)	4.4

Total investing activities	(135.8)	(11.0)

Financing activities:
Dividends	(51.4)	(52.0)
Share repurchases	(21.8)	(11.3)
Shares issued under employee plans	2.8	15.9
Net change in debt	9.0	(175.7)
Other	(6.3)	(1.8)

Total financing activities	(67.7)	(224.9)
Effect of exchange rate change on cash	(2.0)	1.2
Net cash provided (used) by discontinued operations	1.0	(0.4)

Net change in cash	(6.0)	10.0
Cash and cash equivalents: Beginning of period	21.6	11.6

Cash and cash equivalents: End of period	$15.6	$21.6

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended December 31,
	2008	2007
Revenue:
Small Business Services	$218.7	$247.2
Financial Services	102.3	112.9
Direct Checks	43.9	49.7

Total	$364.9	$409.8

Operating income: (1)
Small Business Services	$27.1	$37.8
Financial Services	20.6	18.7
Direct Checks	12.7	14.6

Total	$60.4	$71.1

	Year Ended December 31,
	2008	2007
Revenue:
Small Business Services	$851.1	$921.7
Financial Services	430.0	457.3
Direct Checks	187.6	209.9

Total	$1,468.7	$1,588.9

Operating income: (1)
Small Business Services	$90.1	$132.8
Financial Services	65.5	74.3
Direct Checks	53.6	62.8

Total	$209.2	$269.9

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(1) Operating income includes the following restructuring and related costs and asset impairment charges:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Small Business Services	$3.7	$2.4	$25.2	$2.9
Financial Services	1.1	0.2	11.7	1.2
Direct Checks	1.7	0.1	2.6	0.2

Total	$6.5	$2.7	$39.5	$4.3

The table below is provided to assist in understanding the comparability of the Company’s results of operations for the quarters and years ended December 31, 2008 and 2007. The Company’s management believes that operating income by segment, excluding the restructuring and related costs and asset impairment charges in each period, is a useful non-GAAP financial measure because the unusual items during 2008 and 2007 impacted reported net income. The presentation below is not intended as an alternative to results reported in accordance with generally accepted accounting principles (GAAP) in the United States of America. Instead, the Company believes that this information is a useful financial measure to be considered in addition to GAAP performance measures.

DELUXE CORPORATION
SEGMENT OPERATING INCOME
EXCLUDING RESTRUCTURING AND RELATED COSTS AND ASSET IMPAIRMENT CHARGES
(In millions)

	Quarter Ended December 31,
	2008	2007
Adjusted operating income: (1)
Small Business Services	$30.8	$40.2
Financial Services	21.7	18.9
Direct Checks	14.4	14.7

Total	$66.9	$73.8

	Year Ended December 31,
	2008	2007
Adjusted operating income: (1)
Small Business Services	$115.3	$135.7
Financial Services	77.2	75.5
Direct Checks	56.2	63.0

Total	$248.7	$274.2

(1) Operating income excluding restructuring and related costs and asset impairment charges reconciles to reported operating income as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Adjusted operating income	$66.9	$73.8	$248.7	$274.2
Restructuring and related costs and asset impairment charges:
Small Business Services	(3.7)	(2.4)	(25.2)	(2.9)
Financial Services	(1.1)	(0.2)	(11.7)	(1.2)
Direct Checks	(1.7)	(0.1)	(2.6)	(0.2)

Total	(6.5)	(2.7)	(39.5)	(4.3)

Reported operating income	$60.4	$71.1	$209.2	$269.9

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